Exhibit 10.1

APPENDIX A
Employer shall annually provide Employee with aggregate cash incentive compensation potential comprised of the following four components (collectively, the “Aggregate Cash Incentive Compensation Potential”) and weighted as a percentage of Employee’s Basic Salary as indicated below. The Aggregate Cash Incentive Compensation Potential for each of Components 1-3 shall be based upon the achievement of threshold, target and maximum metrics for each such objective Component times the applicable Weighted Percentage of Basic Salary as set forth below:

•	achievement of a component “threshold” metric earns cash incentive compensation of fifty percent (50%) of the applicable Weighted Percentage of Basic Salary;

•	achievement of a component “target” metric earns cash incentive compensation of one hundred percent (100%) of the applicable Weighted Percentage of Basic Salary; and

•	achievement of a component “maximum” metric earns cash incentive compensation of two hundred percent (200%) of the applicable Weighted Percentage of Basic Salary.
With respect to each of Components 1-3, the cash incentive compensation for achievement (i) greater than the threshold metric and less than the target metric and (ii) greater than the target metric, but less than the maximum metric, shall be interpolated on a straight-line basis for actual results between the threshold metric and the target metric, or the target metric and the maximum metric, as applicable. Notwithstanding the above, the Compensation Committee, in its sole discretion, (x) may award cash incentive compensation to Employee for achievement that is less than the threshold metric and (y) may award additional cash incentive compensation to Employee for achievement in excess of the maximum metric. The applicable EBITDA metrics and any other vesting metrics that vary from year to year will be set forth each year as an Appendix B.
1.Component 1 – Weighted Percentage 37.50% - EBITDA. Component 1 shall represent 37.50% of the Aggregate Cash Incentive Compensation Potential. Component 1 shall be comprised of the actual Hornbeck Offshore Services, Inc. ("Parent") earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt calculated on a consolidated basis with Parent’s subsidiaries ("EBITDA"), such actual Parent EBITDA performance, to be derived from audited financial statements of Parent and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles ("GAAP"), taking into account accruals for such Aggregate Cash Incentive Compensation for Employee and other employees of Employer; compared to the annual Parent EBITDA target set in advance by the Board (referred to herein as the "Target") for each fiscal year under the term of this Agreement as contemplated below. For purposes hereof, neither Target EBITDA nor actual EBITDA of Parent and its subsidiaries on a consolidated basis shall include any special charges for any expenses that will be required to be recorded for stock-based compensation, whether issued as stock options, restricted stock units or phantom units. With respect to Component 1, Employer and Employee agree that the Target is to be aggressively set by the Compensation Committee such that this cash incentive for Employee is aligned with Parent stockholder goals for each fiscal year. If in any year (or portion thereof) Parent should issue additional equity in conjunction with any acquisition, newbuild program or for any other purpose, the EBITDA Target originally set for such year (or portion thereof) will be adjusted to take into account the income statement effect of the use of proceeds. The minimum, target and maximum metrics for this component are set forth in the table below.

A-1

2.    Component 2 – Weighted Percentage 18.75% - Operating Margin. Component 2 shall represent 18.75% of the Aggregate Cash Incentive Compensation Potential. Component 2 shall be based on where the Parent’s operating margin would rank when included in an ordinal ranking of its publicly traded OSV industry peers worldwide (“Public Company OSV Peer Group”) (currently there are 11 such peers) based on operating margin. This ranking shall be based upon the latest available data as of the applicable time of determination of the cash incentive compensation; provided, however, that such operating margins for the Parent and its Public Company OSV Peer Group shall be calculated on a comparable basis using the same criteria and definitional formula. The minimum, target and maximum metrics for this component are set forth in the table below.
3.    Component 3 – Weighted Percentage 18.75% - Safety. Component 3 shall represent 18.75% of the Aggregate Cash Incentive Compensation Potential. Component 3 shall be based on a comparison of the Parent’s Total Recordable Incident Rate (“TRIR”) on a consolidated basis for the applicable calendar year compared to the Component 3 vesting metric set forth in the table below. The threshold and target metrics utilize the annual TRIR industry benchmarks for the International Association of Drilling Contractors (“IADC”) (for U.S. Waters), the Offshore Marine Service Association (“OMSA”), the International Support Vessel Owners’ Association (“ISOA”) and the International Marine Contractors Association (“IMCA”) based upon the latest available data as of the applicable time of determination of the cash incentive compensation; provided, however, that such TRIRs for the Parent, IADC, OMSA, ISOA and IMCA shall be calculated on a comparable basis using the same criteria and definitional formula. Recognizing that the Parent has historically outperformed these industry safety benchmarks, the maximum metric utilizes the Parent’s own trailing three-year average TRIR on a consolidated basis as a benchmark (which for periods prior to the sale of its Downstream segment, shall only include the Parent’s Upstream segment). The minimum, target and maximum metrics for this component are set forth in the table below.
4.    Component 4 – Weighted Percentage 25% - Discretionary. Component 4 shall represent 25.00% of the Aggregate Cash Incentive Compensation Potential. Component 4 shall be determined at the sole discretion of the Compensation Committee of the Parent’s Board of Directors based on the performance of the Parent, on a consolidated basis, and Employee.
The following table sets forth the new "threshold", "target" and "maximum" metrics for each non-discretionary component.

Component	Threshold Metric (50%)	Target Metric (100%)	Maximum Metric (200%)
Adjusted EBITDA	75% of the adjusted EBITDA Target	100% of the adjusted EBITDA Target	125% of the adjusted EBITDA Target
Operating Margin	Top 66.67% of the Parent’s Public Company OSV Peer Group	Top 50% of the Parent’s Public Company OSV Peer Group	Top 20% of the Parent’s Public Company OSV Peer Group
Safety	TRIR less than the average of four annual safety benchmarks for the most recent year compiled by IADC, OMSA, ISOA and IMCA	TRIR less than the lowest of four annual safety benchmarks for the most recent year compiled by IADC, OMSA, ISOA or IMCA	TRIR at least 10% less than the Parent's trailing three-year average TRIR

A-2

ACKNOWLEDGED AND AGREED TO:
EMPLOYEE
By:

Name:
HORNBECK OFFSHORE SERVICES INC.

By:

Name:

Title:

A-3